Exhibit: Item 16.(a)(5)

Pruco Life Insurance Company of New Jersey
213 Washington Street
Newark, New Jersey 07102-2992

Gentlemen:

In my capacity as Vice President and Assistant Secretary of Pruco Life Insurance Company of New Jersey ("Pruco Life of New Jersey"), I have reviewed the establishment of Pruco Life of New Jersey Variable Contract Real Property Account (the "Account") on October 30, 1987 by the Executive Committee of the Board of Directors of Pruco Life of New Jersey as a separate account for assets applicable to certain variable life insurance contracts and variable annuity contracts, pursuant to the provisions of Section 17B:28-7 of the Revised Statutes of New Jersey.  I am responsible for the oversight of the preparation and review of the Registration Statement on Form S-1, as amended, filed by Pruco Life of New Jersey with the Securities and Exchange Commission under the Securities Act of 1933 for the registration of the Account.

I am of the following opinion:

(1)Pruco Life of New Jersey was duly organized under the laws of New Jersey and is a validly existing corporation.

(2)The Account has been duly created and is validly existing as a separate account pursuant to the aforesaid provisions of New Jersey law.

(3)The portion of the assets held in the Account equal to the reserves and other liabilities for variable benefits under the variable life insurance contracts and variable annuity contracts is not chargeable with liabilities arising out of any other business Pruco Life of New Jersey may conduct.

(4)The variable life insurance contracts and variable annuity contracts are legal and binding obligations of Pruco Life of New Jersey in accordance with their terms.

In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

 /s/ Sun-Jin Moon                                   4/1/2016
Sun-Jin Moon, Esq.                                     Date
Vice President and Assistant Secretary